UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 17, 2004

APPLE HOSPITALITY FIVE, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-50731	76-0713476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Former Address: 10 South Third Street, Richmond, VA 23219

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality Five, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 2.01 of Form 8-K. This report is based on a series of related transactions that resulted in the acquisition of a “significant amount” of assets within the meaning of the Instructions to Form 8-K. Certain related matters also are reported.

Item 2.01. Completion of Acquisition or Disposition of Assets

Overview

On December 17, 2004, we closed on the purchase of a hotel in Tucson, Arizona. This purchase is related to three earlier hotel purchases. The four hotels contain a total of 432 guest rooms or suites, and opened for business upon the completion of their construction in 2004. The aggregate gross purchase price for the four hotels was $46.7 million. The hotels were purchased without special loans or financing and are not mortgaged. The sellers were affiliates of W.I. Realty I, L.P., d/b/a “Western International.”

A purchase of one remaining hotel from an affiliate of Western International is pending. Due to a number of unsatisfied conditions to closing, there can be no assurance that we will complete our purchase of this remaining hotel. Such purchase, if any, is not expected to occur until after February 2005.

In connection with our purchase of the four hotels, we paid $934,000, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

Acquisitions and Related Matters

Three of the four hotels are located in Texas, and we purchased them through our wholly-owned subsidiaries. We directly purchased the hotel in Tucson, Arizona. Each hotel has been leased to one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. The four hotels are being managed by Texas Western Management Partners, L.P. (which is an affiliate of the sellers) and are franchised by Marriott International, Inc. or one of its affiliates. The table below presents a summary of the franchise, purchase and lease information:

Hotel	Franchise (a)	Number of Rooms/ Suites	Gross Purchase Price	Purchaser / Lessor (b)	Lessee
Tucson, Arizona	Residence Inn	120	$12,000,000	Apple Hospitality Five, Inc.	Apple Hospitality Five Management, Inc.
Ft. Worth, Texas	Courtyard by Marriott	92	10,500,000	AHF Texas Limited Partnership	AHF Services Limited Partnership
Houston, Texas	Courtyard by Marriott	100	11,000,000	AHF Texas Limited Partnership	AHF Services Limited Partnership
Houston, Texas	Residence Inn	120	13,200,000	AHF Texas Limited	AHF Services Limited
				Partnership	Partnership
	Total	432	$46,700,000

Notes for Table:

(a)	Trademarked (symbol omitted in table and elsewhere in this document). The Residence Inn and Courtyard by Marriott franchises are the property of Marriott International, Inc. or one of its affiliates.
(b)	For three of the hotels, the effective date of purchase for accounting and pro-ration purposes was different than the date on which closing occurred. The effective and closing dates are as follows for the indicated hotel: (i) Tucson Residence Inn, effective date of December 15, 2004 and closing date of December 17, 2004; (ii) Ft. Worth Courtyard by Marriott, effective date and closing date of March 8, 2004; (iii) Houston Courtyard by Marriott, effective date of June 19, 2004 and closing date of August 6, 2004; and (iv) Houston Residence Inn, effective date of June 19, 2004 and closing date of August 6, 2004.

We have no relationship or affiliation with the sellers or the manager, except for the relationship resulting from the reported purchases and management arrangements.

The four hotels offer guest rooms and suites, together with related amenities, that are consistent with their operation as select service or extended-stay hotels. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their respective markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotels are adequately covered by insurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Five, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

December 23, 2004